Calculation of Filing Fee Tables
S-3
Informatica Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.01 per share	457(r)	18,400,000		$ 469,200,000.00	0.0001531	$ 71,834.52
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 469,200,000.00		$ 71,834.52
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 71,834.52
Offering Note
[1]	(1)Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rules 456(b) and 457(r) under the Securities Act, this "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3 (Reg. No. 333-283069). (2) This prospectus supplement relates to the sale by the selling stockholder referenced herein of 18,400,000 shares of the registrant's Class A common stock, which includes 2,400,000 shares of Class A Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the selling stockholders referenced herein.